                                                                    EXHIBIT 10.7

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                          THE SOHO HOTEL COMPANY, L.P.


          THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE SOHO HOTEL COMPANY, L.P., a Delaware limited partnership (the "PARTNERSHIP"), is dated as of December 13, 1994, by and among HOTEL CORPORATION OF AMERICA, a New York corporation having an address c/o Sonesta International Hotels Corporation, 200 Clarendon Street, Boston, Massachusetts 02116 (the "SONESTA GP", and also sometimes referred to herein as a "GENERAL PARTNER"), MARMONT HOTEL GROUP, INC., a Delaware corporation having an address at 142 Greene Street, New York, New York 10012 (the "BALAZS GP"), ANDRE BALAZS, having an address at 142 Greene Street, New York, New York 10012 (the "BALAZS LP"), and SONESTA SOHO INVESTMENT CORP., a Florida corporation, having an address at c/o Sonesta International Hotels Corporation, 200 Clarendon Street, Boston, Massachusetts 02116 ("SONESTA," and together with the Balazs GP and the Balazs LP, the "LIMITED PARTNERS"). The General Partner and the Limited Partners are sometimes individually referred to herein as a "PARTNER" and collectively as the "PARTNERS".


                              W I T N E S S E T H :


          WHEREAS, the Partnership was formed in accordance with the laws of the State of Delaware pursuant to a Certificate and Agreement of Limited Partnership, dated as of November 23, 1994, between the Balazs GP, as sole general partner, and the Balazs LP, as sole limited partner (the "ORIGINAL AGREEMENT"); and

          WHEREAS, the Partnership is the contract vendee pursuant to a contract (the "CONTRACT") with Prince Acquisition Associates, L.P. (the "SELLER") to acquire (i) a parcel of land and the improvements thereon located at 99 Prince Street in Manhattan and more particularly described in EXHIBIT "A" hereto (the "REAL PROPERTY"), and (ii) certain other real, personal and intangible property, as set forth in the Contract (all of the property described in this Recital, collectively, the "PROPERTY"); and

          WHEREAS, the Partnership was formed for the purpose of acquiring the Real Property pursuant to the Contract and developing the same into a hotel with ancillary restaurant and retail facilities (the "HOTEL");

          WHEREAS, the Sonesta GP desires to be admitted to the Partnership as a General Partner and Sonesta desires to be admitted to the Partnership as a Limited Partner and the Balazs Partners desire to so admit the Sonesta Partners to the Partnership, and the Balazs GP desires to become a Limited Partner during the Pre-Development Period and the Construction Period (as such terms are hereinafter defined).

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto do hereby enter into this Agreement upon the following terms and conditions:


                                    ARTICLE I

                                    FORMATION

          1.1 CONTINUATION OF THE PARTNERSHIP. The parties hereto hereby continue the Partnership as a limited partnership under the laws of the State of Delaware. Promptly following the execution hereof, the Partners shall execute an Amendment to Certificate of Limited Partnership and all such other certificates and documents as may be necessary or desirable to reflect (i) the admission to the Partnership of the Sonesta GP as a General Partner and Sonesta as a Limited Partner, (ii) the change of status of the Balazs GP from a General Partner to a Limited Partner during the period prior to


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the Completion of the Project (as hereinafter defined), and (iii) the amendment of the terms of the Original Agreement in accordance with the requirements for the operation of a limited partnership in the State of Delaware. In addition, the General Partner shall do all such filing, recording, publishing and other acts as may be necessary or appropriate from time to time in connection therewith.

          1.2  PURPOSES AND POWERS OF THE PARTNERSHIP.

               (a) THE REAL PROPERTY. The initial purpose of the Partnership shall be to do the following:

                         (i)  acquire the Property pursuant to the
          Contract;

                         (ii)  sublease, on a month-to-month basis, a
          portion of the premises leased to Seller at 142 Greene Street in Manhattan (the "OFFICE PREMISES") by entering into a sublease or license or sharing arrangement between Seller and the Partnership (the "OFFICE SUBLEASE"); and

                         (iii) prepare financial and other analyses during the period (the "PRE-DEVELOPMENT PERIOD") commencing on the date hereof and ending on the Determination Date (as hereinafter defined) to estimate the costs that would be incurred by the Partnership to do the following (the "PROJECT"):

                              (1)  develop and renovate the Hotel;

                              (2)  equip the Hotel with Furnishings
          and Equipment, Operating Equipment and Operating Supplies (as such terms are hereinafter defined);


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                              (3)  recruit, train and employ the staff
          required for the operation of the Hotel;

                              (4)  undertake pre-opening promotion and
          advertising, including opening celebrations and related activities; and

                              (5)  do all other things necessary or
          desirable to cause the Completion of the Project (as hereinafter defined).

               (b) OFFICE PREMISES. The Partnership shall enter into the Office Sublease for the purpose of initially conducting the business of the Partnership in a portion of the Office Premises, and the consideration, if any, to be paid by the Partnership shall be determined by the Sonesta GP and the Balazs GP.

               (c) ADDITIONAL PURPOSES. In addition to and not in limitation of the provisions of subsections 1.2(a) and 1.2(b) above, the additional purposes of the Partnership shall be:

                         (i) to hold, develop, operate, improve, maintain, repair, encumber, finance, manage, sell, lease or otherwise dispose of or deal with the Real Property (including the Hotel, if any, developed thereon) and other Partnership property and the Partnership business;

                         (ii)  to borrow money and issue evidences of
          indebtedness in furtherance of any purposes of the Partnership, and to secure the same by pledge or other lien covering all or any portion of the Property, and/or other assets of the Partnership in accordance with this Agreement;


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                         (iii)  to enter into, perform and carry out
          contracts of any kind which are necessary, advisable or incidental to the accomplishment of the purposes of the Partnership, including, without limitation, the Management Agreement (as hereinafter defined);

                         (iv) to bring and defend actions at law or in equity; and

                         (v) to do all things necessary or desirable in connection with the foregoing or as otherwise contemplated by the provisions of this Agreement.

               (d) FURTHER ACTS. In carrying out the purposes of this Agreement in accordance with the provisions hereof, the Partnership is empowered and authorized to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance of its purposes, and for the protection and benefit of the Partnership as permitted by applicable law.

          1.3 PARTNERSHIP NAME. The name of the Partnership shall be The Soho Hotel Company, L.P.; provided, however, that subject to all applicable laws, the activities of the Partnership may be conducted under any other name or names deemed necessary or advisable by the General Partner(s).

          1.4 TERM. The Partnership shall commence on the date hereof, and, unless sooner terminated or dissolved under the provisions of this Agreement, shall continue until the fiftieth (50th) anniversary of the date hereof.

          1.5 ADDRESS. The address of the Partnership shall be at the Office Premises at 142 Greene Street, New York, New York until the Completion of the Project; thereafter, the address of the Partnership shall be at the Hotel. The Partnership may change its address,


                                        5
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and/or offices and other facilities from time to time at such locations, if and to the extent deemed necessary or advisable by the Sonesta GP and the Balazs GP.

          1.6 TITLE TO PARTNERSHIP PROPERTY. All property owned or leased by the Partnership, including without limitation the Property, shall be deemed to be owned or leased by the Partnership as an entity, and no Partner individually shall have any ownership interest in such property, except as a Partner in the Partnership. The Partnership may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more individuals, corporations, partnerships, trusts or other entities, provided that such nominee holds title thereto for the sole benefit of the Partnership.


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          1.7  PRE-DEVELOPMENT PERIOD.


                                        7
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          (a)  DEVELOPMENT DECISIONS.  During the Pre-Development Period, the
Sonesta GP shall, in consultation with, and with the approval of, the Balazs GP (such approval not to be unreasonably withheld or delayed), (i) prepare a budget for the Project (the "PROJECT BUDGET"), (ii) select the Project architect, the general contractor, the interior architect, the interior designer and the public relations consultant ("KEY CONSULTANTS"), (iii) cause the Project architect to prepare plans and specifications for the Hotel (or adopt or revise the existing plans and specifications prepared by Harman/Jablin) (the "PROJECT PLANS"), and
(iv) finalize the Management Agreement, which Management Agreement shall contain, among other provisions, the provisions set forth in Section 6.5 hereof unless the Balazs GP and the Sonesta GP shall otherwise mutually agree. The Project Budget shall include (i) at least $600,000 for pre-opening expenses to be incurred by the Partnership, (ii) projected hard and soft costs of constructing, equipping and otherwise preparing the Hotel to be delivered on a "turn-key" basis to Manager, with a hard cost contingency amount of at least $1,000,000 and a soft cost contingency amount of at least $500,000, and (iii) a $1,000,000 working capital and debt service reserve to be used, to the extent necessary, for working capital after the Completion of the Project and for the payment of debt service on Third Party Loans after Completion of the Project (the "OPERATING RESERVE"). It is contemplated that the amount of any construction or permanent mortgage financing obtained for the Project will not
exceed $12,000,000.   All costs to be incurred by the Partnership during the
Pre-Development Period, other than Acquisition Costs and Construction Lien Costs (as such terms are hereinafter defined), shall be subject to the approval of the Balazs GP (such approval not to be unreasonably withheld or delayed), and if the Balazs GP approves such costs, the same shall be deemed to be pre-development expenses incurred on behalf of the Partnership ("PRE-DEVELOPMENT EXPENSES") and the amounts expended by Sonesta in connection therewith shall be deemed to be Capital Contributions to the Partnership. The approval of Pre-Development Expenses may be evidenced


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by inclusion of a specific item of expense as a separate line item in a Project
Budget that has been approved by the Balazs GP (such approval not to be unreasonably withheld or delayed).

          (b) FEASIBILITY DETERMINATION. On or prior to the Determination Date (as hereinafter defined) the Sonesta GP and the Balazs GP shall determine whether or not to send to the other a notice electing not to proceed with the Project (a "NON-FEASIBILITY NOTICE"). A Non-Feasibility Notice may be sent at any time prior to the Determination Date by (i) the Balazs GP if, and only if,
(x) the budgeted cost of the Project through the Break-even Point (as hereinafter defined) as set forth in the Project Budget exceeds $19,000,000, or
(y) the Sonesta GP has not provided assurances reasonably acceptable to the Balazs GP that the Construction Capital Requirements (as hereinafter defined) will be funded, or (ii) the Sonesta GP for any reason in its sole discretion. The "DETERMINATION DATE" shall mean the earliest to occur of (i) the date on which the Sonesta GP or the Balazs GP sends a Non-Feasibility Notice to the other in accordance with this Section 1.7(b), (ii) the date on which the Sonesta GP and the Balazs GP agree to end the Pre-Development Period and commence the Construction Period (as hereinafter defined) of the Project, or (iii) the date that is 180 days from the date of this Agreement. Notwithstanding the foregoing, any Non-Feasibility Notice given by the Balazs GP pursuant to clause
(i)(y) above shall be null and void and of no force and effect if, within five
(5) business days thereafter, the Sonesta Parent guarantees to fund or arrange for the funding of the Construction Capital Requirements (or the portion thereof for which reasonable assurances of such funding shall not have been provided by the Sonesta GP). In the event either the General Partner or the Balazs GP sends a Non-Feasibility Notice to the other in accordance with this Section 1.7(b) (but subject to the provisions of the preceding sentence), the Partners shall have the rights and obligations set forth in Section 1.7(c) below. If neither the Sonesta GP nor the Balazs GP sends a Non-Feasibility Notice during such 180 day period, then the

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Partnership shall proceed with the Project, unless the Sonesta GP and the Balazs
GP otherwise agree.

          (c) PURCHASE/SALE FOLLOWING NON-FEASIBILITY DETERMINATION. In the event that either the Sonesta GP or the Balazs GP shall send a Non-Feasibility Notice to the other as provided in Section 1.7(b) above, the Balazs GP shall have the option, but not the obligation, exercisable by written notice to the Sonesta Partners given any time within 120 days after the Non-Feasibility Notice has been given (the "CONTRACT PERIOD"), to purchase, or to cause a designee (which may or may not be an Affiliate) to purchase (in either event, a "BALAZS PURCHASE") (a) the Property for consideration (the "BALAZS PURCHASE PRICE") equal to the amount required to pay the debts and liabilities of the Partnership (a portion of which may be paid by acquiring the Property subject to such debts and liabilities, and assuming the same to the extent they are recourse debts, if and to the extent that the terms of such debts and liabilities permit the same) and transaction and liquidation expenses of the Partnership, to the extent incurred, and to cause a cash distribution to be made to the Sonesta Partners in an amount equal to the aggregate unreimbursed cash Capital Contributions of the Sonesta Partners plus interest at the Prime Rate calculated from the date or dates such Capital Contributions were made (irrespective of whether or not any Third Party Loans to repay cash Capital Contributions of the Sonesta Partners remain outstanding after the Balazs Purchase) or (b) the Partnership Interests of the Sonesta Partners for an amount equal to the distributions such Sonesta Partners would have received had the Partnership property been sold for the consideration set forth in clause (a) above. At the time of any Balazs Purchase (or any Third Party Purchase, as hereinafter defined), the Balazs Partners shall repay the Balazs Lien Loan (as hereinafter defined).

          If the Balazs GP does not (or does not intend to) exercise its Purchase Option to purchase the Property or the Partnership Interests of the Sonesta Partners during the Contract Period it may, but shall not be

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obligated, to arrange for a third-party to purchase the Property  (a "THIRD
PARTY PURCHASE") for a consideration at least equal to the Balazs Purchase Price. If the Balazs GP or its designee desires to purchase the Partnership property (in the event of a Balazs Purchase), or a bona fide third-party purchaser with demonstrated financial ability (in the event of a Third Party Purchase) enters into a bona fide, arms-length contract for the purchase of the Property (or the Partnership interests of the Sonesta Partners in the event of a Balazs Purchase, if the Balazs GP so elects) and delivers a copy of such contract to Sonesta within such Contract Period, the closing for the sale of the Partnership property shall occur on a date specified in a notice to the Sonesta GP, which date shall be at least 15 days after such notice to the Sonesta GP but not later than 180 days after the date the Non-Feasibility Notice was sent (the period commencing on the date the contract is signed and ending on the date that is 180 days after a Non-Feasibility Notice is sent being hereinafter referred to as the "CLOSING PERIOD"). In the event that the Balazs GP, or an Affiliate or designee of the Balazs GP, or a bona-fide purchaser does not enter into a contract within the Contract Period, or if a closing has not occurred during the Closing Period (as to which periods time shall be of the essence except as otherwise provided below), the Sonesta GP shall be entitled to take over the marketing of the Partnership property, and shall be entitled to cause the Partnership to sell the Partnership property on what ever terms it deems desirable, without any consultation or approval rights in the Balazs Partners. Notwithstanding the provisions of the preceding sentence, the Closing Period may be extended (i) for a reasonable period of time up to 30 days (as to which period time shall be of the essence) provided that the purchaser pays to the Partnership a reasonable extension fee or a reasonable portion of its deposit becomes non-refundable at the time of such extension (it being agreed that in no event shall the closing occur after the date that is 210 days from the date a Non-Feasibility Notice has been sent, as to which period time shall be of the essence), and (ii) from time to time for

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a reasonable period or periods of time if required to permit the Partnership to fulfill its closing obligations with respect to sale of the Partnership property (provided that such closing conditions are typical, commercially reasonable closing conditions and any inability of the Partnership to fulfill its closing obligations prior to expiration of the Closing Period was not caused by the Balazs GP or one of its Affiliates). If the Sonesta GP takes over the marketing of the Partnership property as provided above, then as long as the purchaser of the Partnership property is an unrelated third party, the Sonesta GP shall have no fiduciary, contract or other obligation to any of the Partners or to the Partnership to sell such property for fair market value or any other minimum sales price, it being understood that the Sonesta GP will have no motivation or obligation to obtain a purchase price for the Partnership property in excess of the amount that would result in a distribution or payment to the Sonesta Partners of an amount equal to their aggregate Adjusted Cash Capital Contribution and the Cumulative Preferred Return thereon. The Balazs Partners shall have no right to enter into a contract for the sale of the Property after the expiration of the Contract Period or to consummate the sale of the Property after the expiration of the Closing Period, as provided above.

          Irrespective of whether the sale of the Property or the Sonesta Partners' Partnership Interests pursuant to this Section 1.7(c) is arranged by the Balazs GP or by the Sonesta GP, it is intended that, and the tax allocations in Section 4.3 (j) are intended to permit distributions to be made pursuant to this Section 1.7(c) such that, (i) the Sonesta Partners receive a cash amount (net to the Sonesta Partners, except for the legal fees payable to counsel to the Sonesta Partners and income and similar taxes payable by the Sonesta Partners) equal to the aggregate unreimbursed cash Capital Contributions theretofore made by the Sonesta Partners together with the Cumulative Preferred Return thereon, and (ii) the Balazs Partners receive all sales proceeds, if any, in excess of amounts required to pay expenses and debts of

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the Partnership (to the extent not assumed by the purchaser) and transaction and liquidation costs of the Partnership (but not the individual Partners) and to make the required payment to the Sonesta Partners in clause (i) above. Furthermore, any sale transaction shall be structured so that the Sonesta Partners have no continuing liability after the sale, unless reserves reasonably acceptable to the Sonesta GP have been established therefor (which reserves shall be funded out of proceeds other than the portion thereof payable to the Sonesta Partners).

                                   ARTICLE II

                                   DEFINITIONS

          As used in this Agreement, the following terms shall have the meanings set forth respectively after each:

          2.1  "ACQUISITION COSTS" shall have the meaning assigned thereto in
Section 3.2(a) hereof.

          2.2 "ADDITIONAL VOLUNTARY CAPITAL CONTRIBUTION" shall have the meaning assigned thereto in Section 3.2 hereof.

          2.3 "ADJUSTED CAPITAL ACCOUNT DEFICIT" shall mean, at any time, the balance in the Capital Account of a Partner, at such time, after giving effect to the following adjustments:

               (a) credit to such Capital Account any amounts that such Partner is obligated to restore pursuant to any provisions of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations (as hereafter defined) section 1.704-2(g)(1) and Treasury Regulations section 1.704-2(i)(5), or any successor provisions; and

               (b) debit to such Capital Account the items described in Treasury Regulations sections 1.704-

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1(b)(2)(ii)(d)(4), (5) and (6).  The foregoing definition of Adjusted Capital
Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

          2.4 "ADJUSTED CASH CAPITAL CONTRIBUTION" shall mean, as of any day, the aggregate cash Capital Contributions made by Sonesta (or any other Partner having made a cash Capital Contribution to the Partnership in accordance with the terms hereof) less the aggregate amount of cash and the Book Basis of any Partnership property (other than cash) distributed to such Partner pursuant to Sections 5.2(b) or 9.4 hereof or any other provision of this Agreement.

          2.5 "AGREEMENT" shall mean this Amended and Restated Agreement of Limited Partnership, as it may be amended from time to time.

          2.6 "AFFILIATE" shall mean when used with respect to a specified Person, a Person who (i) directly or indirectly controls, is controlled by, or is under common control with the specified Person or (ii) with respect to a corporation, owns or controls fifty percent (50%) or more of the outstanding voting securities of the specified Person, or (iii) is a Family Member of the specified Person. A Person shall be deemed to be an Affiliate of itself.

          2.7 "BALAZS GP" means Marmont Hotel Group, Inc., a Delaware corporation.

          2.8 "BALAZS LIEN LOAN" shall have the meaning set forth in Section 3.2(a).

          2.9  "BALAZS LP" means Andre Balazs.

          2.10  "BALAZS PARENT" means Andre Balazs.



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          2.11  "BALAZS PARTNERS" means the Balazs LP and the Balazs GP.

          2.12  "BALAZS PURCHASE" shall have the meaning assigned thereto in
Section 1.7(c) hereof.

          2.13 "BALAZS PURCHASE PRICE" shall have the meaning assigned thereto in Section 1.7(c) hereof.

          2.14 "BANKRUPTCY" of a Partner shall mean (a) the filing by a Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other Federal or state insolvency law, or a Partner's filing an answer consenting to or acquiescing in any such petition, (b) the making by a Partner of any assignment for the benefit of its creditors or the admission by a Partner in writing of its inability to pay its debts as they mature, or (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code (or corresponding provisions of future laws), seeking an application for the appointment of a receiver for the assets of a Partner, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other Federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period.

          2.15 "BOOK BASIS" shall mean, with respect to any asset, the asset's adjusted basis to the Partnership for federal income tax purposes, except as follows:

               (a) the initial Book Basis of any asset contributed by a Partner to the Partnership shall be its gross fair market value, as determined by the General Partner(s);

               (b) the Book Basis of all Partnership assets will be adjusted to equal their respective fair market values, as determined by the General Partner(s),

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as of the date of (i) the acquisition of an additional interest in the
Partnership by any new or existing Partner in exchange for more than a DE MINIMIS Capital Contribution, (ii) the distribution by the Partnership of property as consideration for a portion (but not all) of a Partner's Percentage Interest in the Partnership, and (iii) the liquidation of a Partner's entire Partnership Interest in the Partnership, or immediately prior to the distribution of Partnership assets in liquidation of the Partnership within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(g); PROVIDED, HOWEVER, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner(s) determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

               (c) the Book Basis of any Partnership asset distributed to any Partner shall be adjusted to its gross fair market value as of the date of distribution;

               (d) the Book Basis of Partnership assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Sections 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations section 1.704-1(b)(2)(iv)(m); and

               (e) if the Capital Accounts of the Partners are adjusted pursuant to Treasury Regulations section 1.704-1(b) to reflect the fair market value of any Partnership asset, the Book Basis of such asset shall be adjusted to equal its respective fair market value as of the time of such adjustment in accordance with such Treasury Regulations. The Book Basis of all assets shall be adjusted thereafter by depreciation and any other adjustments to basis (other than depreciation or amortization for federal income tax purposes), as provided in Treasury Regulations section 1.704-1(b)(2) (iv)(g).

          2.16 "BREAK-EVEN POINT" shall mean the date on which the Hotel first generates sufficient revenues to cover operating expenses and debt service on an annualized basis.

          2.17 "CAPITAL ACCOUNT" shall mean the capital account maintained by the Partnership for each Partner as described in Section 3.4 hereof.

          2.18 "CAPITAL CONTRIBUTION" shall mean, when used in respect of a Partner, the amount of any cash and the Book Basis of any property (other than cash) contributed by such Partner to the Partnership pursuant to the terms of this Agreement, including, without limitation, Excess Capital Contributions. Cash payments made by or on behalf of a Partner directly to a third party on behalf of the Partnership (E.G., Acquisition Costs, Construction Lien Costs and Pre-Development Expenses paid by the Sonesta GP on behalf of the Partnership) shall be deemed to be cash Capital Contributions to the Partnership (provided that such Partner was authorized to make such payments pursuant to this Agreement).

          2.19 "CAPITAL TRANSACTION" shall mean, with respect to the Partnership, any sale or other disposition of property owned by the Partnership, a financing by the Partnership, the receipt of an insurance award by the Partnership, the receipt of proceeds from a partial or total condemnation of property owned by the Partnership, and an easement sale or similar transaction with respect to property owned by the Partnership.

          2.20  "CHATEAU STANDARDS" shall have the meaning assigned thereto in
Section 6.5 hereof.

          2.21  "CLOSING PERIOD" shall have the meaning assigned thereto in
Section 1.7(c) hereof.

          2.22  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          2.23 "COMPLETION OF THE PROJECT" shall mean (i) completion of construction of the Hotel in accordance with the Project Plans and all applicable laws and regulations, (ii) completion of the additional items comprising a portion of the Project as set forth in Section 1.2(a) in accordance with the Project Plans and all applicable laws and regulations, (iii) the issuance of all necessary permits and licenses (all of the items in (i) through (iii) above as certified by the Project architect), (iv) the Hotel having been equipped with Furnishings and Equipment, Operating Equipment and Operating Supplies, and (v) the Hotel having opened for full business operations.

          2.24 "CONSTRUCTION CAPITAL REQUIREMENTS" shall have the meaning ascribed thereto in Section 3.2(a) hereof.

          2.25 "CONSTRUCTION LIEN COSTS" shall mean the aggregate costs paid by the Partnership in connection with (i) (a) acquiring, satisfying, settling, paying, discharging and/or bonding over the Construction Liens (including the cost of removing the same of record), and (b) the amounts claimed by StructureTone for work performed on behalf of Seller at the Real Property as set forth in the invoice, dated November 30, 1994, and (ii) (a) $67,418.79 payable to Getnick & Getnick pursuant to the invoice, dated December 14, 1994, and $25,000 payable to Skadden, Arps, Slate, Meagher & Flom, pursuant to an invoice dated December 14, 1994, all of which fees were incurred on or prior to the date hereof in connection with negotiating the settlement of certain of the Construction Liens, and (b) legal fees incurred after the date hereof in connection with the actions described in clause (i) above and approved by the Sonesta GP, such approval not to be unreasonably withheld or delayed.

          2.26 "CONSTRUCTION LIENS" shall mean mechanics' and materialman's claims arising with respect to construction and subject to which the Partnership is taking the Property pursuant to the Contract.

          2.27 "CONSTRUCTION PERIOD" shall mean the period commencing on the date on which the Balazs GP and the Sonesta GP agree to end the Pre-Development Period and to proceed with the Project (which date shall by definition be the date on which the Pre-Development Period ends other than on account of the issuance by the Sonesta GP or the Balazs GP of a Non-Feasibility Notice) and ending on the date on which Completion of the Project occurs.

          2.28 "CONTRACT" shall have the meaning assigned thereto in the recitals hereof.

          2.29  "CONTRACT PERIOD" shall have the meaning assigned thereto in
Section 1.7(b) hereof.

          2.30 "CUMULATIVE PREFERRED RETURN" shall mean a sum equal to the Prime Rate per annum, determined on the basis of a year of three hundred sixty-five (365) days (which shall cumulate and shall be prorated for any partial year, but shall not compound), of the average daily balance of the aggregate Adjusted Cash Capital Contributions of any Partner having made a cash Capital Contribution to the Partnership in accordance with the terms hereof from time to time.

          2.31 "DESIGNEE", whether or not capitalized, shall have the meaning assigned thereto in Section 8.2(c) hereof.

          2.32  "DETERMINATION DATE" shall have the meaning assigned thereto in
Section 1.7(b) hereof.

          2.33 "EVENT OF DISSOLUTION" shall have the meaning assigned thereto in Section 9.1(1) hereof.

          2.34 "EXCESS CAPITAL CONTRIBUTIONS" shall mean Capital Contributions made to fund capital requirements of the Partnership after Completion of the Project, including operating expense and debt service shortfalls, if and to the extent the same exceed the Operating Reserve established therefor.

          2.35 "FAMILY MEMBERS" shall mean blood relatives within the third degree of consanguinity, and spouses of same, and trusts and estates of which such persons are beneficiaries.

          2.36 "FISCAL YEAR" shall mean the fiscal year of the Partnership as provided in Section 7.1 hereof.

          2.37  "FREE TO SELL DATE" shall have the meaning assigned thereto in
Section 8.2(d) hereof.

          2.38 "FURNISHINGS AND EQUIPMENT" shall mean all furniture, furnishings and equipment reasonably required for the initial operation of the Hotel (other than Operating Equipment, Operating Supplies and fixtures attached to and forming part of the building).

          2.39 "GENERAL PARTNER" shall initially mean the Sonesta GP. If the Balazs GP becomes a General Partner in accordance with Section 3.1 hereof, the term "General Partner" shall then mean, collectively, the Sonesta GP and the Balazs GP. "General Partner" shall also mean any Person becoming an additional or successor General Partner(s) of the Partnership as provided herein.

          2.40 "HOTEL" shall have the meaning assigned thereto in the recitals hereof.

          2.41  "KEY CONSULTANTS" shall have the meaning assigned thereto in
Section 1.7(a) hereof.

          2.42 "LEGAL REPRESENTATIVE" shall mean any and all duly appointed executors, administrators, personal representatives, committees, guardians, receivers, fiduciaries, conservators or trustees of a Partner.

          2.43  "LIEN SAVINGS" shall have the meaning assigned thereto in
Section 3.2(d) hereof.

          2.44 "LIMITED PARTNER(S)" shall have the meaning assigned thereto in the recitals hereof. "Limited Partner" shall also mean any Person becoming an additional or successor Limited Partner of the Partnership as provided herein, provided that in no event will an Additional Limited Partner be deemed to be a Balazs Partner or a Sonesta Partner unless it is an Affiliate of the Balazs Parent or the Sonesta Parent (as applicable).

          2.45  "LIQUIDATION DEMAND" shall have the meaning assigned thereto in
Section 1.7(d) hereof.

          2.46  "LIQUIDATING TRUSTEE" shall have the meaning assigned thereto in
Section 9.2 hereof.

          2.47 "MANAGEMENT AGREEMENT" shall have the meaning assigned thereto in Section 6.5 hereof.

          2.48 "MANAGER" shall mean an entity to be formed and comprised of the following entities as equal partners or owners: (i) the Balazs GP or an entity formed and controlled by the Balazs Parent; and (ii) Sonesta or an entity formed and controlled by the Sonesta Parent.

          2.49 "NET CASH FROM DISPOSITIONS AND FINANCINGS" shall mean the net cash proceeds derived by the Partnership from a Capital Transaction of the Partnership, less any portion used to establish reserves, as determined by the General Partner(s).

          2.50 "NET CASH FROM OPERATIONS" shall mean the gross cash proceeds derived by the Partnership (other than Net Cash From Dispositions and Financings), less the portion thereof used to pay or establish reserves for all Partnership expenses, debt payments and contingencies, all as determined by the General Partner(s). Net Cash From Operations shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition and of the definition immediately above.

          2.51 "NON-CONTRIBUTING PARTNER" shall have the meaning assigned thereto in Section 3.2 hereof.

          2.52 "NON-FEASIBILITY NOTICE" shall have the meaning assigned thereto in Section 1.7(b) hereof.

          2.53 "NONRECOURSE DEDUCTIONS" has the meaning set forth in Treasury Regulations section 1.704-2(c).

          2.54 "OFFEREES" shall have the meaning assigned thereto in Section 8.2(a) hereof.

          2.55  "OFFER NOTICE" shall have the meaning assigned thereto in
Section 8.2(b) hereof.

          2.56  "OFFICE SUBLEASE" shall have the meaning assigned thereto in
Section 1.2(a)(ii) hereof.

          2.57 "OFFICE PREMISES" shall have the meaning assigned thereto in the recitals hereof.

          2.58 "OPERATING EQUIPMENT" shall mean all operating equipment required for the initial operation of the Hotel, including without limitation chinaware, glassware, linens, silverware, utensils, uniforms and all other similar items.

          2.59  "OPERATING RESERVE" shall have the meaning assigned thereto in
Section 1.7(a) hereof.

          2.60 "OPERATING SUPPLIES" shall mean liquor and other beverages and snacks and other immediately consumable items required for the initial operation of the Hotel, such as fuel, soap, cleaning materials, matches, stationery, brochures, folios and similar items.

          2.61 "ORIGINAL AGREEMENT" shall have the meaning assigned thereto in the recitals hereof.

          2.62 "PARTNER NONRECOURSE DEBT" has the meaning set forth in Treasury Regulations section 1.704-2(b)(4).

          2.63 "PARTNER NONRECOURSE DEBT MINIMUM GAIN" has the meaning set forth in Treasury Regulations section 1.704-2(i)(2).

          2.64 "PARTNER NONRECOURSE DEDUCTIONS" has the meaning set forth in Treasury Regulations section 1.704-2(i).

          2.65 "PARTNERS" shall mean, collectively, the General Partner(s) and the Limited Partners; and "PARTNER" shall mean any one of the Partners.

          2.66 "PARTNERSHIP" shall have the meaning assigned thereto in the recitals hereof.

          2.67 "PARTNERSHIP INTEREST" shall mean the ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, the right to a distributive share of Profits and Losses, Net Cash from Operations, Net Cash from Dispositions and Financings, the right, if any, to participate in the management of the business and affairs of the Partnership, together with the obligations of such Partner to comply with all of the terms and provisions of this Agreement.


          2.68 "PARTNERSHIP MINIMUM GAIN" has the meaning set forth in Treasury Regulations section 1.704-2(b) (2).

          2.69 "PERCENTAGE INTEREST" of a Partner in the Partnership shall mean the percentage interest of such Partner as stated in Section 3.1 of and EXHIBIT "B" to this Agreement, as such percentage interest may be adjusted from time to time in accordance with the provisions of this Agreement.

          2.70 "PERSON" shall mean any individual, partnership, corporation, trust, limited liability company or other entity.

          2.71 "PRE-DEVELOPMENT CAPITAL REQUIREMENTS" shall have the meaning ascribed thereto in Section 3.2(a) hereof.

          2.72 "PRE-DEVELOPMENT EXPENSES" shall have the meaning assigned thereto in Section 1.7(a) hereof.

          2.73 "PRE-DEVELOPMENT PERIOD" shall have the meaning assigned thereto in Section 1.2(a) hereof.

          2.74 "PRIME RATE" shall mean the rate of interest publicly announced from time to time by Citibank, N.A., or its successors, as its "base rate" (or such other term as may be used by Citibank, N.A. from time to time for the rate presently referred to as its "base rate").

          2.75 "PROFITS AND LOSSES" shall mean, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

               (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

               (b)  Any expenditures of the Partnership described in Code section 705(a)(2)(B) or treated as Code section 705(a)(2)(B) expenditures pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or

Losses pursuant to this definition shall be subtracted from such taxable income or loss;

               (c) In the event the Book Basis of any Partnership asset is adjusted pursuant to subsection (b) or (c) of the definition of Book Basis, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

               (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. Federal income tax purposes shall be computed by reference to the Book Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Basis.

          2.76 "PROJECT" shall have the meaning assigned thereto in Section 1.2(a) hereof.

          2.77  "PROJECT BUDGET" shall have the meaning assigned thereto in
Section 1.7(a) hereof.

          2.78  "PROJECT PLANS" shall have the meaning assigned thereto in
Section 1.7(a) hereof.

          2.79 "PROPERTY" shall have the meaning assigned thereto in the recitals hereof.

          2.80 "REAL PROPERTY" has the meaning assigned thereto in the recitals hereof.

          2.81 "REGULATORY ALLOCATIONS" shall have the meaning assigned thereto in Section 4.4 hereof.

          2.82  "REPORT EXPENSES" shall have the meaning assigned thereto in
Section 7.1 hereof.

          2.83 "SELLER" means Prince Acquisition Associates, L.P., a Delaware limited partnership.

          2.84  "SELLING PARTNER" shall have the meaning assigned thereto in
Section 8.2(a).

          2.85 "SONESTA" means Sonesta SoHo Investment Corp., a Florida corporation.

          2.86 "SONESTA GP" means Hotel Corporation of America, a New York corporation.

          2.87  "SONESTA LIEN CAP" shall have the meaning assigned thereto in
Section 3.2(a) hereof.

          2.88 "SONESTA PARENT" means Sonesta International Hotels Corporation, a New York corporation.

          2.89  "SONESTA PARTNERS" means Sonesta and the Sonesta GP.

          2.90  "TAX MATTERS PARTNER" shall have the meaning assigned thereto in
Section 7.4 hereof.

          2.91  "THIRD PARTY LOANS" shall have the meaning assigned thereto in
Section 3.2(a) hereof.

          2.92 "THIRD PARTY PURCHASE" shall have the meaning assigned thereto in Section 1.7(b) hereof.

          2.93 "THIRD PARTY PURCHASER" shall have the meaning assigned thereto in Section 8.2(a) hereof.

          2.94 "TRANSFER" shall have the meaning assigned thereto in Section 8.1(a) hereof.

          2.95 "TREASURY REGULATIONS" shall mean the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time.

          2.96  "VOLUNTARY CALL" shall have the meaning assigned thereto in
Section 3.2 hereof.

                                   ARTICLE III

                  PARTNERSHIP INTERESTS, CAPITAL CONTRIBUTIONS
                                 AND REFINANCING

          3.1  PARTNERS; INITIAL CAPITAL CONTRIBUTIONS; PERCENTAGE INTEREST.

          (a) GENERAL AND LIMITED PARTNERS. The Sonesta GP is hereby admitted to the Partnership as a General Partner. The Sonesta LP is hereby admitted to the Partnership as a Limited Partner. The Balazs GP is hereby converted from a General Partner to a Limited Partner until such time as the Completion of the Project has occurred, at which time the Balazs GP shall once again become a General Partner. The Sonesta GP and the Balazs GP shall file an Amendment to Certificate of Limited Partnership to be filed to reflect such change upon the Completion of the Project.

          (b) INITIAL CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS. The Sonesta GP shall have the Percentage Interest in the Partnership set forth on EXHIBIT "B" annexed hereto and made a part hereof in return for acting as General Partner of the Partnership. On the date hereof, the Sonesta GP and Sonesta have each made an initial contribution of cash to the capital of the Partnership in the amounts set forth opposite each such Partner's name on EXHIBIT "B". The Balazs Partners shall be Limited Partners (subject to the right of the Balazs GP to become a General Partner upon Completion of the Project) having the Percentage Interests set forth on said EXHIBIT "B". The Balazs Partners represent and warrant to the Sonesta Partners that the Balazs Partners have not contributed any capital to the Partnership, that no value is attributable to the Partnership or the Contract as of the date hereof. The Percentage Interests of the Balazs Partners are being provided in consideration of future consulting services in connection with the development of the Project by the Partnership, arranging for the Partnership to use the name "Chateau Marmont" at no cost, advancing funds through Group 99, Inc. for the acquisition of certain of the Construction Liens, agreeing to be responsible for the Construction

Lien Costs above the Sonesta Lien Cap, making certain agreements not to compete with the Hotel and offering to advise and consult with the Sonesta Parent with respect to the future development of "Chateau Marmont" hotels, for which no value is attributable.

          3.2  FUNDING REQUIREMENTS.

               (a) Except as otherwise specifically provided to the contrary below, the Sonesta Partners shall be required to make certain Capital Contributions (in accordance with their Percentage Interests or in such other proportion as the Sonesta Partners may determine) to the Partnership from time to time as hereinafter set forth and to fund certain capital requirements of the Partnership if and to the extent that the Sonesta GP is unable to arrange for the Partnership to obtain loans from institutional lenders or other reputable third parties ("THIRD PARTY LOANS") for such requirements. Prior to the time that the Balazs GP becomes a General Partner, the Sonesta GP, as General Partner, shall have the right to cause the Partnership to enter into such Third Party Loans to fund Partnership capital requirements or to repay cash Capital Contributions of the Partners on terms and conditions determined by the Sonesta GP (without obtaining the approval of the Balazs GP), provided that such terms and conditions shall be commercially reasonable and shall not prevent the exercise of the rights of any Partner hereunder (including without limitation the right of the Balazs GP to purchase or cause a sale of the Partnership property pursuant to Section 1.7(c) hereof); provided, however, that if Completion of the Project shall occur prior to the refinancing of any Third Party Loans obtained in connection with the construction of the Project, the Sonesta GP shall continue to have the right, without the approval of the Balazs GP, to cause such refinancing.

          The Sonesta Partners shall be required to fund or to arrange for the funding of the amounts (collectively, the "PRE-DEVELOPMENT CAPITAL REQUIREMENTS") required (i) to consummate the acquisition of the Property pursuant to the Contract and pay the Partnership closing expenses in connection therewith set forth on EXHIBIT "C" hereto (collectively, "ACQUISITION COSTS"), (ii) to pay the Construction Lien Costs up to an aggregate amount not in excess of $1,100,000 (the "SONESTA LIEN CAP"), with the balance, if any, of such Construction Lien Costs to be paid by the Balazs Partners as provided below, and (iii) to fund Pre-Development Expenses (whether or not the same are included in the Project Budget). The Partners acknowledge that the Sonesta Partners are paying certain of the Construction Lien Costs on the date hereof in the aggregate amount of $612,418.79, as itemized in EXHIBIT D hereto (which payments shall be deemed to be cash Capital Contributions to the Partnership made by the Sonesta Partners). If the Partners elect to proceed with the Project as provided in Section 1.2(a), the Sonesta Partners shall be obligated to fund or arrange for the funding of the amounts (the "CONSTRUCTION CAPITAL REQUIREMENTS") required to cause the Completion of the Project (whether or not the same are included in the Project Budget) and the funding of the Operating Reserve.

          In the event the Construction Lien Costs exceed the Sonesta Lien Cap, such excess costs shall be funded by the Balazs Partners, and the Sonesta Partners shall loan the Balazs Partners the amounts required to fund such excess costs, up to $350,000 (the "BALAZS LIEN LOAN"), which loan shall bear interest at the Prime Rate and shall be repaid, interest first, directly by the Partnership to the Sonesta Partners out of the first amounts distributable made to the Balazs Partners pursuant to Sections 5.1, 5.2 and 9.4 hereof. If any portion of the Balazs Lien Loan (including the interest thereon) remains unpaid after the Partnership assets are liquidated and the proceeds thereof are distributed, the Balazs Partners shall be personally liable for, and shall pay to the Sonesta Partners, the amount of such deficiency.

          After Completion of the Project and the funding of the Operating Reserve, the Sonesta Partners shall have no further obligation to fund capital requirements of the Partnership except as otherwise provided in Section 3.2(b) below. The Balazs GP shall be entitled to enforce, on behalf of the Partnership and the Partners, the obligations of the Sonesta Partners to provide or arrange for funding as provided above with respect to the Pre-Development Capital Requirements and the Construction Capital Requirements.

          In the event the Sonesta GP desires to raise capital at any time by admitting additional limited partners ("ADDITIONAL LIMITED PARTNERS" to the Partnership, it shall be entitled to do so, provided that the following terms and conditions of such admission shall require the approval of the Balazs GP (such approval not to be unreasonably withheld or delayed): (i) the consent rights of such Additional Limited Partners, (ii) the preferred return to be paid to any Additional Limited Partner (if the same exceeds the greater of 10% per annum or the Prime Rate, in either case cumulative), or if the preferred return compounds, to the extent it accrues (unless the incentive fee under the Management Agreement also compounds), (iii) except as currently set forth herein, the return of any Capital Contributions from Net Cash from Operations, and (iv) the identity of the Additional Limited Partner (but only if such Additional Limited Partner is not a reputable Person or if the admission of such Additional Limited Partner would jeopardize any liquor license or other license or permit necessary or desirable for the operation of the Hotel or related facilities or would cause a breach under any bona fide agreement to which the Partnership is a party). It is understood and agreed that an Affiliate of the Sonesta Parent may become an Additional Limited Partner, subject to the reasonable approval rights of the Balazs GP as set forth in the first sentence of this paragraph and provided that the other material terms and conditions relating to the admission of such Affiliate of the Sonesta Parent (including the amount of the Capital Contribution required to be made in return for the Percentage Interest to be received by each Additional Limited Partner that is an Affiliate of the Sonesta

Parent) shall also be subject to the approval of the Balazs GP (which approval shall not be unreasonably withheld or delayed).

          In the event Additional Limited Partners are admitted to the Partnership as provided above, neither the Percentage Interest of the Sonesta GP nor the Balazs GP shall be diluted, and the Percentage Interests of Sonesta and the Balazs LP as Limited Partners shall be diluted pro rata to the extent necessary in connection with the admission of additional Partners to the Partnership, however, in no event shall the aggregate Percentage Interests of the Balazs Partners be reduced below 25%. All sums paid to the Partnership by Additional Limited Partners admitted to the Partnership shall be Capital Contributions and all such amounts shall be paid to the Partners entitled thereto in accordance with the priorities set forth in Section 5.2 and shall reduce each of their respective Adjusted Cash Capital Contribution until the same has been reduced to zero, except that any amounts that would otherwise be payable to either of the Balazs Partners while any portion of the Balazs Lien Loan (including any interest thereon) is outstanding shall be paid directly and solely to the Sonesta Partners until the Balazs Lien Loan and interest thereon
has been paid in full.   The Percentage Interest purchased by any Additional
Limited Partner shall reduce PRO RATA the Percentage Interests of Sonesta and the Balazs LP, until the aggregate Percentage Interest of the Balazs Partners (including any transferrees of such Percentage Interests) has been reduced to 25%, and thereafter only the Percentage Interest of Sonesta shall be reduced.
In no event shall the Balazs Partners be required to make any Capital Contributions to the Partnership (other than in connection with Construction Lien Costs above the Sonesta Lien Cap, as provided above in this Section 3.2(a)) or have any personal liability under any Third Party Loans or any loan other than the Balazs Lien Loan.

               (b) If, following the Completion of the Project (assuming the Partners have elected to proceed with the Project), the General Partners determine that funds in excess of the Operating Reserve are required to be funded for the operation of the Partnership, the General Partners shall give written notice (a "VOLUNTARY CALL") to all the Partners, which Voluntary Call shall set forth (i) the respective amount of cash requested to be contributed by each of the Partners to the Partnership, which amounts (each, an "ADDITIONAL VOLUNTARY CAPITAL CONTRIBUTION") shall be in accordance with the respective Percentage Interest held by each Partner and (ii) the number of days after delivery of the Voluntary Call within which each Partner is requested to make the Additional Voluntary Capital Contribution. No Partner shall be required to contribute any additional capital to the Partnership in connection with a Voluntary Call. If any Partner (the "NON-CONTRIBUTING PARTNER") elects not to make an Additional Voluntary Capital Contribution to the Partnership pursuant to the terms of a Voluntary Call delivered to such Partner, then the other Partners, or any of them (the "CONTRIBUTING PARTNERS") may, at their election (upon five (5) days' written notice to the Non-Contributing Partner and the continued failure for such five
(5) day period of the Non-Contributing Partner to make the requested Additional Voluntary Capital Contribution in response to the Voluntary Call), make Additional Voluntary Capital Contributions to the Partnership which in the aggregate are equal to the amount of Additional Voluntary Capital Contributions which the Non-Contributing Partner elected not to make, in such proportion (in the event there is more than one (1) Contributing Partner) between them as their Percentage Interests bear INTER SE. Additional Voluntary Capital Contributions shall be deemed to be "Excess Capital Contributions" for purposes of this Agreement and Partners making Excess Capital Contributions shall be entitled to receive a Cumulative Preferred Return with respect thereto and to receive distributions of Net Cash from Operations and Net Cash from Dispositions and
Financings with respect thereto as provided in Article V hereof.   In no event
shall the Percentage Interest of any Non-Contributing Partner be decreased by reason of its failure to make an Additional Voluntary Contribution pursuant to a Voluntary Call.

               (c) No Partner will be required to contribute any additional capital to the Partnership except as specifically provided above or otherwise herein.

               (d) In the event that the Sonesta Lien Cap exceeds the final total Construction Lien Costs (such excess being referred to as the "LIEN SAVINGS"), the Balazs GP shall be entitled to receive one-half of such Lien Savings, as follows: if the aggregate Adjusted Cash Capital Contribution of the Sonesta Partners at the time the final Construction Lien Costs are determined
(i) equals or exceeds the Lien Savings, then the Adjusted Cash Capital Contribution of the Sonesta Partners (or either of them) shall be reduced and the Adjusted Cash Capital Contribution of the Balazs Partners (or either of them) shall be increased by an aggregate amount equal to one-half of such Lien Savings, and the Balazs GP shall be entitled to receive distributions on account thereof pursuant to Sections 5.1, 5.2 and 9.4 hereof, or (ii) is less than the Lien Savings (or if the Sonesta Partners otherwise elect in lieu of making the adjustment referred to in clause (i) above) the Sonesta Partners, or either of them, shall make a cash payment to the Balazs GP in the amount of one-half of the Lien Savings.

          3.3 WITHDRAWAL OF CAPITAL. No Partner will be entitled to withdraw any part of its Capital Contribution or Capital Account, nor will any Partner be entitled to receive any distributions from the Partnership, except as specifically provided for herein. Unless otherwise specifically provided for herein, distributions to the Partners shall be made in cash.

          3.4  CAPITAL ACCOUNTS.   A separate capital account ("CAPITAL
ACCOUNT") will be maintained by the Partnership for each Partner in accordance with Treasury Regulations section 1.704-1(b)(2)(iv) and this Section 3.4. The Capital Account of each Partner will be determined and adjusted in accordance with the following:

               (a) Each Partner's Capital Account will be credited with the Partner's Capital Contributions, the Partner's distributive share of Partnership Profits and any items in the nature of income or gain that are specially allocated to the Partner pursuant to Sections 4.3 and 4.4 hereof (other than Section 4.3(g)), and the amount of any Partnership liabilities that are assumed by the Partner or secured by any Partnership property distributed to the Partner;

               (b) Each Partner's Capital Account will be debited by the amount of cash and the fair market value of any Partnership property distributed to the Partner pursuant to any provision of this Agreement, the Partner's distributive share of Partnership Losses and any items in the nature of deductions or losses that are specially allocated to the Partner pursuant to Sections 4.3 and 4.4 hereof (other than Section 4.3(g)), and the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by the Partner to the Partnership;

               (c) If any Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest;

               (d) Each Partner's Capital Account shall, except to the extent otherwise agreed, also be adjusted for any other increases or decreases required to be made to Capital Accounts pursuant to Treasury Regulations section 1.704-1(b)(2)(iv); and

               (e) It is the intention of the Partners that Capital Accounts shall be maintained in accordance with Section 704(b) of the Code and with the Treasury Regulations promulgated thereunder so that the allocations of Partnership items of income, gain, loss, deduction, and credit provided herein have substantial economic effect thereunder. If in the opinion of the General Partner(s) the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 3.4 should be modified in order to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 3.4, the General Partner(s) may, in its sole and unrestricted discretion, alter the method in which Capital Accounts are maintained, and the General Partner(s) shall have the right to amend this Agreement of Limited Partnership without action by the Limited Partners to reflect any such change in the manner in which Capital Accounts are maintained; PROVIDED, HOWEVER, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between the Partners.


                                   ARTICLE IV

                               PROFITS AND LOSSES

          4.1  ALLOCATION OF LOSSES.   After giving effect to any mandatory
allocations pursuant to Section 4.3 hereof, Losses shall be allocated to the Partners pro rata in accordance with the Partners' respective Percentage Interests. To the extent that any Limited Partner has or would have, as a result of an allocation of Loss (or item thereof), an Adjusted Capital Account Deficit, such amount of Loss (or item thereof) shall be allocated to the other Partners in accordance with this Section 4.1 but in a manner which will not produce an Adjusted Capital Account Deficit as to such Limited Partners. To the extent such allocations would result in all Limited Partners having Adjusted Capital Account Deficits, such Loss (or item thereof) shall be allocated to the General Partner(s).

          4.2 ALLOCATION OF PROFITS. After giving effect to any mandatory allocations pursuant to Sections 4.3 hereof, Profits shall be allocated in the following order of priority:

               (a) first, to each Partner in an amount equal to the excess, if any, of (i) the cumulative Losses allocated to such Partner pursuant to Section
4.1 hereof for all prior periods, over (ii) the cumulative Profits allocated to such Partner pursuant to this Section 4.2(a) for all prior periods; and

               (b) the balance, if any, pro rata to the Partners in accordance with the Partners' respective Percentage Interests.

          4.3 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

               (a) MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Article IV, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, then, subject to the exceptions set forth in Treasury Regulations section 1.704-2(b)(2),(3),(4), and (5), each such Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, as determined under Treasury Regulations section 1.704-(2)(g). The items to be so allocated shall be determined in accordance with Treasury Regulations section 1.704-2(f). This
Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

               (b) PARTNER NONRECOURSE DEBT MINIMUM GAIN. Notwithstanding any other provision of this Article IV except Section 4.3(a), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a

Partner Nonrecourse Debt, then, subject to the exceptions set forth in Treasury Regulations section 1.704-2(i)(4), each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations section 1.704-2(i)(5), shall be specially allocated items Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulations section 1.704-2(i)(4). This section 4.3(b) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

               (c) QUALIFIED INCOME OFFSET. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), that cause or increase an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article have been tentatively made as if this Section 4.3(c) were not in the Agreement.

               (d) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any Fiscal Year or portion thereof shall be allocated among the Partners in accordance with their respective Percentage Interests.

               (e) PARTNER NONRECOURSE DEDUCTIONS. Any Partner Nonrecourse Deductions for any Fiscal Year or portion thereof shall be allocated to the Partner who bears the risk of loss with respect to the loan to which such Partner Nonrecourse Deductions are attributable, in accordance with Treasury Regulations section 1.704-2(i).

               (f) CODE SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(m), is to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such a gain or loss shall be allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

               (g) SECTION 704(C) COMPLIANCE. In accordance with section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted tax basis of such property to the Partnership and the Book Basis of such property (or the original Book Basis of such property if such property was contributed to the Partnership).

               (h) CUMULATIVE PREFERRED RETURN ALLOCATION. An amount of gross income for each applicable Fiscal Year shall be specially allocated to each Partner in an amount equal to the amounts, if any, distributed to such Partner pursuant to Sections 5.1(a) and 5.2(a) for such Fiscal Year.

               (i) CURATIVE ALLOCATIONS. The allocations set forth in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f) and 4.3(g) hereof (the
"REGULATORY ALLOCATIONS") are intended to comply with certain requirements of Treasury Regulations section 1.704-1(b). Notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Partnership items of income, gains, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other Partnership items and the Regulatory Allocations shall be equal to the net amount that would have been allocated to the Partners pursuant to Sections 4.1 and 4.2 hereof if the Regulatory Allocations had not occurred.

               (j) ALLOCATION UPON SALE OR LIQUIDATION. In the event of a sale of the Property or in a year of liquidation of the Partnership, any Profits or Losses, or, if necessary, items of income, gain, loss or deduction for such fiscal year and, if necessary, the preceding fiscal year shall be allocated in proportion to and to the extent of such amounts as are required to cause the Capital Account of each Partner to equal the amount which would be distributed to such Partner as of the date of such sale or liquidation if distributions of such proceeds were made in accordance with the priorities of Sections 5.2(a) through (c) hereof. Any remaining Profits shall be allocated to the Partners in accordance with their Percentage Interests; provided however, if the Property is sold pursuant to Section 1.7(c) after a Notice of Non-Feasibility has been sent, any remaining Profits shall be allocated to the Balazs Partners.



                                    ARTICLE V

                                  DISTRIBUTIONS

          5.1  NET CASH FROM OPERATIONS.  Subject to the provisions of Sections
9.4 and 3.2 (a) hereof, Net Cash From Operations shall be distributed to the Partners from time to time as determined by the General Partner(s) but no less often than quarterly in accordance with the following order of priority:

               (a) first, to Sonesta (and any other Partner having made a cash Capital Contribution to the Partnership in accordance with the provisions of this Agreement to the extent of and in proportion to the excess, if any, of (i) such Partner's Cumulative Preferred Return from the inception of the Partnership to the date such distribution is made, over (ii) the aggregate sum of all prior distributions made to such Partner pursuant to Section 5.2(a) hereof and this Sections 5.1(a); and

               (b) second, to each Partner having made an Excess Capital Contribution to the Partnership in accordance with the Partners' respective Excess Capital Contributions to the extent of and in proportion to the excess, if any, of (i) such Partner's aggregate Excess Capital Contributions to the Partnership, over (ii) the aggregate sum of all prior distributions to such Partner in repayment of such Excess Capital Contributions pursuant to this
Section 5.1(b) or Section 5.2(b), or paid to Sonesta with respect to the admission of Additional Limited Partners as permitted by Section 3.2(a) hereof; and

               (c) the balance, if any, to the Partners pro rata in accordance with their respective Percentage Interests.

          5.2 NET CASH FROM DISPOSITIONS AND FINANCINGS. Subject to the provisions of Sections 3.2(a) and 9.4 hereof, and except as otherwise provided in Section 5.3 below, Net Cash From Dispositions and Financings shall be distributed to the Partners within thirty (30) days after the receipt thereof, in accordance with the following order of priority:

               (a) first, to Sonesta (and any other Partner having made a cash Capital Contribution to the Partnership in accordance with the provisions of this Agreement) to the extent of and in proportion to the excess, if any, of (i) such Partner's Cumulative Preferred Return from the inception of the Partnership to the date such distribution is made, over (ii) the sum of all prior distributions made to such Partner pursuant to Section 5.1(a) hereof and this
Section 5.2(a);

               (b) second, to each Partner having made an Excess Capital Contribution to the Partnership to the extent of and in proportion to the excess, if any, of (i) such Partner's aggregate Excess Capital Contributions to the Partnership, over (ii) the aggregate sum of all prior distributions to such Partner pursuant to Section 5.1(b) or this Section 5.2(b) or distributions of amounts to Sonesta permitted by Section 3.2(a); and

               (c) third, to Sonesta (and any other Partner having made a cash Capital Contribution to the Partnership (other than an Excess Capital Contributions) in accordance with the provisions of this Agreement) in accordance with the Partners' respective cash Capital Contributions (other than Excess Capital Contributions) to the extent of and in proportion to the excess, if any, of (i) such Partner's aggregate Capital Contributions to the Partnership (other than Excess Capital Contributions), over (ii) the aggregate sum of all prior distributions to such Partner pursuant this Section 5.2(c) or distributions of amounts to Sonesta pursuant to Section 3.2(a) (to the extent not related to repayment of Excess Capital Contributions); and

               (d) the balance, if any, to the Partners pro rata in accordance with their respective Percentage Interests.

                                   ARTICLE VI

                                   MANAGEMENT

          6.1  POWERS OF THE GENERAL PARTNER(S).

               (a) POWERS PRIOR TO COMPLETION OF THE PROJECT. Until the Balazs GP shall be admitted to the Partnership as a General Partner pursuant to Section 3.1, the Sonesta GP shall be the sole General Partner, and shall have the sole power to bind the Partnership. Notwithstanding the foregoing, during the Pre-Development Period, the General Partner shall consult with the Balazs GP in connection with all Partnership matters, and, except as otherwise provided herein, shall not make any decisions on behalf of the Partnership relating to the development of the Project or bind the Partnership without the approval of the Balazs GP, such approval not to be unreasonably withheld or delayed. In furtherance and not in limitation of the foregoing, the Sonesta GP shall not, without first obtaining the approval of the Balazs GP, adopt a Project Budget, finalize Project Plans, hire any Key Consultants for the Project or enter into any leases for the restaurant/bar/lounge or other retail space at the Hotel.
The Balazs GP shall act in good faith with respect to granting or withholding its approval or consent to matters requiring the same.

          Notwithstanding anything to the contrary set forth herein, the Balazs GP shall have the sole right to conduct all negotiations regarding the Construction Liens, and to direct any settlement and payments of the Construction Liens that may be negotiated, or to refrain from settling or paying any Construction Liens, and the Sonesta GP shall, on behalf of the Partnership, execute all documents reasonably required in connection with any such settlement(s) and make any such payments relating to the Construction Liens as the Balazs GP shall reasonably direct, provided that in no event shall the Balazs GP be entitled to take, or direct the Sonesta GP to take, any action that would cause the aggregate Construction Lien

Costs to exceed $1,450,000. Notwithstanding the exclusive right of the Balazs GP to deal with the Construction Liens as provided above, the Sonesta GP shall have the right to cause the Partnership to bond over any Construction Lien (i) at any time if and only to the extent necessary to prevent the imminent sale of the Real Property by reason of the foreclosure of such Construction Lien, and
(ii) after the expiration of the Pre-Development Period if the Partners have elected to proceed with the Project, if required as a condition to obtaining a Third Party Loan for the construction of the Project.

          If the Sonesta GP and the Balazs GP elect to proceed with the Project, then during the Construction Period, the Sonesta GP as sole General Partner shall have the authority to carry out the development of the Project in a manner consistent in all material respects with the Project Budget and the Project Plans without obtaining the approval of the Balazs GP; provided, however, that the Sonesta GP shall keep the Balazs GP informed of the progress of the Project and shall not change the Key Consultants, Project Plans or Project Budget in any material respect, or enter into or amend in any material respect leases relating to the restaurant/bar/lounge or retail space, or cause the Partnership to take any action materially inconsistent with the same without the consent of the Balazs GP, such consent not to be unreasonably withheld.

          Nothing herein is intended to abrogate from any consent or other rights the Balazs GP or one of its Affiliates may have pursuant to the Management Agreement (which by definition includes any pre-opening or technical services agreement) with respect to the period prior to the Completion of the Project or otherwise.

               (b) GENERAL POWERS AFTER COMPLETION OF THE PROJECT. Except as otherwise specifically provided in this Agreement, upon admittance of the Balazs GP to the Partnership as a General Partner upon the Completion of the Project, all policies and decisions of the Partnership, and the exercise of all powers of the Partnership, in connection with the conduct of the property, business and affairs of the Partnership, shall be made promptly, jointly, reasonably and in good faith by the General Partners, except that the Sonesta GP shall have the right to manage the day-to-day affairs of the Partnership that are ministerial in nature.

               (c) Subject to the limitations set forth in Sections 6.1(a) and 6.1(b), and except as otherwise specifically provided in this Agreement to the contrary, the General Partner(s) may execute and deliver contracts and agreements on behalf of the Partnership in furtherance of the foregoing, without the consent of the Limited Partners, and otherwise act for and bind the Partnership. Third parties may conclusively rely upon the act of the General Partner(s) as evidence of the authority of the General Partner(s) for all purposes in respect of their dealings with the Partnership (provided that in no event shall third parties be entitled to rely upon any act of the Balazs GP in respect of its dealings with the Partnership unless and until the Balazs GP has become a General Partner as provided herein). The Partner responsible for managing the day-to-day affairs of the Partnership that are ministerial in nature shall be the Sonesta GP.

               (d) DISPUTE RESOLUTION. In the event that prior to the Completion of the Project, the General Partner believes the Balazs GP is unreasonably withholding or delaying its consent or approval with respect to any matter requiring its consent or approval, or following the Completion of the Project, the General Partners are unable to agree on such decision (but subject to the provisions of Section 6.1(e) below), either party may submit such matter to arbitration by giving the other party a written notice (an "ARBITRATION NOTICE") specifying the matter or matters to be arbitrated and such party's choice for arbitrator. If such party fails to so appoint an arbitrator during such ten (10) day period, the arbitrator set forth in the Arbitration Notice shall be the sole arbitrator. The other party shall respond within 10 days after the date of the Arbitration Notice with its choice of arbitrator. The two arbitrators shall attempt to resolve the dispute within 30 days after the Arbitration Notice was sent, and any determination by the arbitrators shall be final and binding on the Partners. In the event the two arbitrators are unable to make a determination regarding said dispute by the end of such 30-day period, they shall select a third arbitrator, who shall issue written notice to the General Partners choosing the position advocated by one or the other of the General Partner's arbitrators, without compromise, within 15 days after being selected, which determination shall be binding on the Partners. If the two arbitrators are unable to agree on a third arbitrator within such thirty (30) day period, then either party may apply to the American Arbitration Association, New York Office for the appointment of a third arbitrator. All arbitrators appointed hereunder shall be unrelated third parties with at least 10 years of experience (which may be legal experience) in hotel development, management or operation, as appropriate. The fees and expenses of arbitration shall be borne by the non-prevailing party. During the Pre-Development Period, at the request of either the Balazs GP or the Sonesta GP, the Partners will adopt expedited arbitration procedures to use with respect to construction and other disputes that must be resolved quickly, which shall be consistent with the above procedures, except that the Balazs GP and the Sonesta GP will each designate an arbitrator in advance and such arbitrators must attempt to reach agreement within 48 hours.

          6.2 ADDITIONAL POWERS, DUTIES AND LIMITATIONS WITH RESPECT TO THE GENERAL PARTNER(S).

               (a) GENERALLY. Subject to the provisions of Section 6.2(b), the General Partner(s) shall be responsible for, and shall render to the Partnership such services as are reasonably necessary for the daily management, conduct and direction of the property, business and affairs of the Partnership.

               (b) LIMITATIONS AND GUIDELINES WITH RESPECT TO THE POWERS OF THE GENERAL PARTNER(S). (i) The General Partner(s) shall not take any action which shall cause any Limited Partner to be personally liable for any debts, liabilities or obligations of the Partnership (other than as expressly provided herein); (ii) the determination that certain cash proceeds shall be used as reserves and not distributed to the Partners pursuant to Sections 5.1 and 5.2 hereof must be made by the General Partner(s) on a reasonable basis; and (iii) the General Partner(s) shall provide the Limited Partners with notice of the occurrence of the following events as soon as practicable after the occurrence thereof: (1) any borrowing of money by the Partnership; and (2) the commencement of any material lawsuits affecting the Partnership or its property.

               (c) LIMITATION ON LIABILITY FOR ACTS AND OMISSIONS OF THE GENERAL PARTNER(S). So long as the General Partner(s) shall use due care and diligence in the management of the Partnership business, the General Partner(s) shall not be liable to the Partnership or any Partner for any act or omission in good faith and within the scope of the authority conferred by this Agreement. The Partnership shall indemnify and save harmless the General Partner(s) from and against any and all liability, loss, cost, expense or damage incurred or sustained by reason of any act or omission in the conduct of the business of the Partnership in good faith and within the scope of the authority conferred by this Agreement. The General Partner(s), acting in good faith, shall be entitled to rely on the advice of legal counsel, accountants and/or other experts or professional advisers and any act or omission of the General Partner(s) acting in reliance upon such advice shall in no event subject such General Partner(s) to liability to the Partnership or any Partner. The indemnity by the Partnership under this subsection (c) of Section 6.2 shall be paid out of and to the extent of Partnership assets only. Furthermore, during the period of time that the Sonesta GP is the sole General Partner of the Partnership, the Balazs Partners shall be deemed to waive any claims for breach of fiduciary duty by the Sonesta GP with respect to any act or failure to act of the Sonesta GP with respect to which the Sonesta GP consulted with, and obtained the consent of, the Balazs GP.

               (c) NET WORTH REQUIREMENT. If there is only one General Partner, the sole General Partner shall maintain, or if there are two or more General Partners, they shall collectively maintain on an equal basis, a net worth of at least $200,000 exclusive of any value attributed to its (or their) Partnership Interest(s) (or such other amount as may be reasonably determined by the General Partner(s) from time to time to avoid taxation of the Partnership as a corporation for Federal income tax purposes).

          6.3 LIMITATION ON LIABILITIES AND POWERS OF THE LIMITED PARTNERS. No Limited Partner shall have (a) any personal liability for any debts, liabilities or obligations of the Partnership or (b) any obligation to the Partnership, except, in each case, as specifically provided elsewhere in this Agreement. The Limited Partner(s) shall not participate in the operation, management or control of the business of the Partnership and shall have no right or authority to act for or on behalf of the Partnership or to sign for or bind the Partnership.

          6.4 OTHER VENTURES. Each of the Partners, and the partners thereof, may engage, directly or indirectly, in any other business venture or ventures of any nature and description, independently or with others, including, without limitation, the hotel or real estate business in all its aspects, which shall include, without limitation, brokerage and the ownership, construction, operation, management, financing, syndication and development of hotels and real estate (whether or not competitive with, relating to, or in any manner connected with, the business of the Partnership) and interests therein or contracts for the purchase or sale thereof, and neither the Partnership nor any of the Partners shall have any rights in and to any such business ventures or the income or profits derived therefrom. Nothing herein is intended to abrogate or void any obligations of or restrictions on Manager under the Management Agreement.

          Notwithstanding the foregoing, the Balazs Partners agree that so long as (i) an Affiliate of the Balazs Parent is a Partner or one of the co-managers comprising Manager, neither the Balazs Parent nor any Affiliate thereof shall be involved in the management, operation or ownership of a hotel below Houston Street in Manhattan that is comparable to, and competitive with, the Hotel, and
(ii) so long as the Partnership is operating the Hotel under the name "Chateau Marmont", and is entitled to do so pursuant to this Agreement, neither the Balazs Parent nor any Affiliate thereof will operate or permit the operation of another hotel operating under the name "Chateau Marmont" in Manhattan.

          6.5 MANAGEMENT AGREEMENT. In the event the Partners elect to proceed with the Project, the Partnership shall enter into a Management Agreement with the Manager (the "MANAGEMENT AGREEMENT"). "Management Agreement" as used herein shall also be deemed to include any agreement relating to pre-opening services and technical and other consulting work performed by the Manager, whether or not such agreement is in a separate document. The Management Agreement shall contain the following terms and provisions and shall otherwise be on terms and conditions to be mutually agreed upon by the Balazs GP and the Sonesta GP:

                         (i)  Base Management Fee - 4% of Gross Revenues.

                         (ii)  Incentive Fee - 10% of Gross Operating
          Profits, payable currently to the extent of net cash flow from the Real Property after payment of a return of not more than the greater of ten percent (10%) or the Prime Rate on each Partner's Adjusted Cash Capital Contribution from time to time, with any unpaid portion of the incentive fee to accumulate, and to be paid out of next available net cash flow.

                         (iii)  Terminable by Owner only upon sale,
          foreclosure and for Manager's gross negligence or wilful misconduct.


                         (iv) The Hotel will be known by the name "Chateau Marmont", or such other name as the Sonesta GP and the Balazs GP shall mutually agree. The Balazs Partners agree on behalf of themselves and the Affiliate of the Balazs Parent described in the next sentence, that the name "Chateau Marmont" may be used by the Partnership in connection with the operation of the Hotel in accordance with this Agreement (including in connection with the sale of logo merchandise at the Hotel and other ancillary uses) at no charge, cost or expense to the Partnership, and that the use of the name may continue as long as either an Affiliate of the Balazs Parent or an Affiliate of the Sonesta Parent has significant ownership in, or involvement in the management of, the Hotel. The Partners acknowledge that an Affiliate of the Balazs Parent shall retain ownership of the name "Chateau Marmont" and all rights appurtenant thereto, and agree that unless the Sonesta GP and the Balazs GP mutually agree to use a different name for the Hotel, the Hotel shall continue to be operated under the name "Chateau Marmont" throughout the period that an Affiliate of the Balazs Parent has an interest in the Hotel as owner or manager (with any use of the name after an Affiliate of the Balazs Parent no longer has such management or ownership interest to be at Sonesta's option). The Balazs Partners shall cause the Affiliate of the Balazs Parent described above to promptly grant a license to the Partnership permitting the use of the name "Chateau Marmont" as provided in this item (iv).

          It is contemplated that the Hotel will be developed as a four-star, "boutique" hotel in keeping with the current scale and standards of the hotel known as the Chateau Marmont in Los Angeles, California (which the parties acknowledge is deluxe, four-star). "CHATEAU STANDARDS" as used in this Agreement shall mean the current standards of the Chateau Marmont in Los Angeles, California until the Hotel opens for business, at which time "Chateau Standards" shall mean the standards of the Hotel. The Balazs Partners agree that for so long as the Hotel is operated under the name "Chateau Marmont" in accordance herewith they shall not use or permit the use of the name "Chateau Marmont" in connection with any hotel not meeting the Chateau Standards (as the same may from time to time be modified or supplemented by mutual agreement of the Sonesta GP and the Balazs GP, and provided that the Chateau Standards with respect to the Chateau Marmont in Los Angeles shall be the current standards for such hotel), or in any other manner that would be reasonably likely to detract from the value of the use of the name "Chateau Marmont" by the Partnership in connection with the Hotel, and any agreement permitting use of such name by a hotel shall be terminable by the Balazs Parent or an Affiliate of the Balazs Parent if such hotel fails to meet the Chateau Standards. The Balazs Partners shall notify the Sonesta GP of each proposed use of the name Chateau Marmont, and the Sonesta GP, acting reasonably and in good faith, shall be entitled to prevent, or compel the Balazs Partners to cause (or to cause the Balazs Parent to cause) the discontinuance of, any use of the name "Chateau Marmont" that violates the provisions of the preceding sentence, unless the Sonesta GP shall have specifically waived such right in writing. Notwithstanding the foregoing, the use of the name "Chateau Marmont" by a hotel not meeting the Chateau Standards may continue for a period of up to six (6) months after the Sonesta GP notifies the Balazs Partners of such hotel's failure to meet such standards provided that, promptly following such notice, the Balazs Partners undertake in good faith to cause, or obtain the good faith undertaking of the owner of such hotel to cause, the standards of such hotel to be elevated to the Chateau Standards (provided that the Balazs Partners shall have no liability if the hotel does not meet the Chateau Standards within such six (6) month period). So long as the Hotel is being operated under the name "Chateau Marmont", such name and any logo associated therewith shall not be franchised by any Affiliate of the Balazs Parent or otherwise transferred to any third party unrelated to the Balazs Parent for use in connection with a hotel without the consent of the Sonesta GP, which may be given or withheld in its sole discretion. Any dispute as to whether or not a particular use of the name "Chateau Marmont" violates the provisions of this Paragraph 6.5 shall be resolved by arbitration pursuant to
          Section 6.1(b) hereof.

          The Balazs Partners agree that if the Balazs Partners or the Balazs Parent of one of its Affiliates conceive of, or are approached by a third party with respect to, a new hotel project using the name "Chateau Marmont", the Balazs Partners will advise Sonesta of such potential project and will consult with Sonesta to determine whether it would be feasible for Sonesta to participate in such project in a manner comparable to its participation in the Project or such other manner as may seem more feasible or desirable to the parties. Notwithstanding the foregoing, the Balazs Partners shall be under no obligation to allow Sonesta to participate in such project or to offer terms and conditions for such participation similar to those set forth herein.

                         (v)  The "Manager" shall be comprised of an
          Affiliate of the Balazs Parent and Affiliate of the Sonesta Parent, each acting as co-manager and making all decisions jointly. Disputes over joint management decisions shall be resolved by arbitration procedures similar to those set forth in
          Section 6.1(d) hereof and the liquidation rights as provided by
          Section 6.1(e).

          In no event shall the portion of the Base Management Fee and Incentive Management Fee payable to each of the parties comprising Manager be less than one-half of such fees as set forth in clauses (i) and (ii) above (or the economic equivalent).


                                   ARTICLE VII

                           RECORDS, REPORTS AND TAXES

          7.1 FISCAL YEAR, ACCOUNTING, REPORTS AND TAX RETURNS. The fiscal year of the Partnership (the "FISCAL YEAR") for both accounting and U.S. Federal income tax purposes shall be the calendar year, or such other fiscal period as may from time to time be reasonably designated by the Partners, and for accounting and federal income tax purposes the Partnership shall report its operations and profits and losses as determined by the Partnership's accountants in accordance with generally ac-cepted accounting principles, consistently applied, and federal income tax accounting procedures, respectively. At all times during the continuance of the Partnership, the General Partner(s) shall keep or cause to be kept full and faithful books of account in which shall be entered, fully and accurately, each transaction of the Partnership and annual financial statements of the Partnership. The books of the Partnership shall be reviewed at least annually at the expense of the Partnership by a firm of certified public accountants designated by the General Partner(s). The Sonesta GP on behalf of the Partnership hereby designates Ernst & Young to act as the initial Partnership accountants. To the extent the Partnership incurs any operating expenses ("REPORT EXPENSES") in connection with the production or delivery of any financial reports or statements, such Report Expenses shall be paid by the Partnership, and the General Partner(s) shall deduct the appropriate amounts from Net Cash From Operations. All questions of accounting shall be determined by the Partnership's accountants and their determination shall be final and binding on all Partners. In addition, the General Partner(s) shall cause the Federal, state and local income tax returns of the Partnership to be prepared by the Partnership's certified public accountants.

          7.2 INSPECTION. All books and records of the Partnership will be open to inspection and examination at all reasonable times and upon reasonable notice thereof by the Partners or their representatives.

          7.3 BANK ACCOUNTS. The Partnership shall open and maintain a segregated bank account or accounts in which shall be deposited all of the capital and other funds of the Partnership. Such funds may not be co-mingled with any other funds.

          7.4 TAX MATTERS PARTNER. The Partnership's "tax matters partner" pursuant to Section 6231(a)(7)(A) of the Code shall be the Sonesta GP for so long as it is a General Partner, and such tax matters partner may exercise all powers conferred upon a tax matters partner by Section 6221 through 6232 of the Code. As soon as practicable after the end of each Fiscal Year, the General Partner(s) shall furnish or cause to be furnished to the Limited Partner(s) IRS Form K-1, or any similar form as may be required by the Internal Revenue Service. In addition, the General Partner(s) shall forward to the Limited Partners any notices received from or given to the Internal Revenue Service.


                                  ARTICLE VIII

                           WITHDRAWAL AND TRANSFER OF
                  PARTNERSHIP INTERESTS; RIGHT OF FIRST REFUSAL


     8.1  TRANSFER OF INTERESTS.

               (a) No Partner may directly or indirectly substitute an assignee in place of such Partner, withdraw from the Partnership, or sell, assign, encumber, pledge, give or otherwise transfer or dispose of or cause a change of control of (any such sale, assignment, encumbrance, pledge, gift or transfer being hereinafter referred to as a "TRANSFER") all or any portion of its interest in the Partnership, without the prior written consent of the General Partner(s) and the Balazs GP, if not then a General Partner, except for Additional Limited Partners pursuant to Section 3.2(a) and Transfers permitted pursuant to Section 8.1(f).

               (b) No Partner shall Transfer any portion of its Partnership Interest if any such Transfer would result in Partnership liability with respect to local transfer and/or recordation taxes, unless such Partner agrees to pay such local transfer or recordation taxes at its own expense.

               (c) No Partner may Transfer all or any part of its Partnership Interest if any such Transfer would cause a termination of the status of the Partnership as a partnership for Federal Income Tax purposes.

               (d) Any Transfer of an interest in the Partnership in contravention of this Agreement shall be null and void and of no force and effect.

               (e) No transferee of the whole or any portion of a Partner's Partnership Interest shall have the right to become a substitute or additional limited partner of the Partnership (and the Transfer shall be null and void) without the consent of the General Partner(s) unless such Transfer shall be by an instrument which is in form and substance reasonably satisfactory to such Partners, which instrument shall include (x) an expression by the prospective transferee of its intention to become a limited partner of the Partnership and its acceptance and adoption of all of the terms and provisions of this Agreement, as the same may be amended from time to time, (y) an agreement by the transferor and prospective transferee to execute any and all instruments reasonably deemed by the General Partner(s) to be necessary or desirable to effectuate the admission of the prospective transferee as a limited partner of the Partnership and (z) an agreement by the prospective transferee to pay all expenses incurred by the Partnership in connection with such Transfer or admission to the Partnership as a substitute or additional limited partner.
Each such transferee who becomes a substitute or additional limited partner of the Partnership shall be entitled to the same rights and powers possessed by its transferor. No Partner may Transfer all or any part of its Partnership Interest to a person if the admission of such Person to the Partnership would jeopardize any liquor license or other license or permit necessary or desirable for the operation of the Hotel or related facilities.

               (f) Notwithstanding the provisions of Section 8.1(a) hereof, but subject to the other provisions of this Section 8.1 and to the right of first offer in Section 8.2 hereof and the right to admit Additional Limited Partners in Section 3.2, (A) the Limited Partners may Transfer all or any portion of their

Partnership Interests to an Affiliate, and (B) in addition to the rights to Transfer set forth in clause (A) above, the Balazs LP, Sonesta, the Balazs GP or the Sonesta GP may Transfer a portion of their Partnership Interests, provided that except as set forth in said clause (A) (i) no Partner shall be entitled to Transfer any Partnership Interest during the Pre-Development Period, (ii) the Balazs Partners shall not be entitled to collectively transfer an aggregate Percentage Interest in the Partnership of more than 10% prior to the Completion of the Project, (iii) the Sonesta Partners shall not be entitled to Transfer Partnership Interests prior to Completion of the Project unless the Sonesta Parent shall have guaranteed to fund or arrange for the funding of the Construction Capital Requirements, (iv) until the second anniversary of the Completion of the Project, the Sonesta Partners (including Affiliates of Sonesta), collectively, and the Balazs Partners (including Affiliates of the Balazs Parent), collectively, shall each retain a minimum aggregate legal and beneficial Percentage Interest in the Partnership of 10%. Any Transfer hereunder shall be made specifically subject to the rights of the Sonesta GP to admit to the Partnership Additional Limited Partners and to cause the dilution of such transferred Partnership Interest upon such admission. In the event a General Partner Transfers its interest, dies, becomes incapacitated or ceases to exist, or in the event of the Bankruptcy of a General Partner, the transferee, heirs, legal representative, liquidating trust or Partner in Bankruptcy, as applicable, shall become a limited partner in the Partnership, and if an Affiliate of such General Partner is one of the co-managers comprising Manager, the other co-manager shall have the right to purchase the interest of such Affiliate of the transferring General Partner (or General Partner in Bankruptcy) for a price equal to the amount obtained by multiplying the aggregate Base Management Fee and Incentive Fee earned for the twelve (12) month period immediately preceding the date of such transfer by ten (10) and dividing the result by two (2). Such price, without interest thereon, shall be paid in equal monthly installments over a sixty (60) month period. Notwithstanding the foregoing, if the party purchasing such interest so elects, it may pay the purchase price therefor at the time of purchase in a lump sum equal to the purchase price as determined above, discounted to present value (based on the payment schedule set forth in the preceding sentence) at a rate equal to the lesser of 10% or the Prime Rate at the time of purchase. In the event that the purchase price is paid over the sixty (60) month period provided above, the payment of such amounts shall be secured by a pledge of the fees becoming payable to the purchasing Person under the Management Agreement. Any pledge or encumbrance of a Partnership Interest and all rights of the pledgee or lienor thereunder shall be subject and subordinate to the provisions of this Agreement, including Section 8.2 hereof.

               (g) Except as otherwise provided in Section 3.2 hereof, no Partner may be admitted to the Partnership if the Partnership Interest of any Partner would be diluted thereby, except with the consent of the Partners whose interest would be diluted.

               (h) Any Partner Transferring its Partnership Interest shall remain liable for its obligations as Partner hereunder until the assumption thereof by the assignee (provided that the Sonesta Partners shall remain liable for their funding obligations until the Completion of the Project and the funding of the Operating Reserve), if the Sonesta GP and the Balazs GP elect to proceed with the Project.

     8.2  RIGHT OF FIRST OFFER

               (a) Except in connection with the admission to the Partnership of Additional Limited Partners, if at any time a Partner desires, and is permitted pursuant to this Agreement, to Transfer all or a portion of its Partnership Interest to a third-party which is not an Affiliate of such Partner (a "THIRD PARTY PURCHASER"), then such Partner (the "SELLING PARTNER") must first offer said Partnership Interest (or portion thereof) to the other Partners (other than any Affiliate of the Selling Partner) at the price and on the terms and conditions that the Selling Partner desires to sell such Partnership Interest (or portion thereof). For purposes of this Section 8.2, the Partners to whom the Partnership Interest of the Selling Partner is offered are hereinafter referred to as the "OFFEREES").

               (b) The Selling Partner shall give notice (an "OFFER NOTICE") to each of the Offerees of its offer to sell its Partnership Interest (or portion thereof) at the price and on the terms set forth therein.

               (c) If an Offeree or any other Affiliate of the Offeree that the Offeree may designate (a "DESIGNEE") shall desire to exercise the right to purchase pursuant to this Section 8.2, then it shall do so in accordance with the following provisions:

                         (i)  Such Offeree or its designee shall give
          written notice thereof to the Selling Partner and the other Offerees, if any, within thirty days after the Offer Notice was given and, if a designee is to effect the purchase, the Offeree(s) shall guarantee the performance of such designee.

                         (ii)  If more than one Offeree (or their
          designees) gives notice of the exercise of the right to purchase then, on consummation of the purchase, the Selling Partner's

          Partnership Interest (or portion thereof) shall be allocated among them in proportion to their respective Percentage Interests in the Partnership immediately prior to such purchase or in such other proportion as such Offerees may mutually agree upon.

                         (iii) The closing of a purchase of the Selling Partner(s)' Partnership Interest(s) pursuant to this Section 8.2 shall be held at a mutually acceptable place on a mutually acceptable date not more than ninety (90) days after the Offer Notice was given to the Offeree(s); PROVIDED, HOWEVER, that if more than one Offeree has elected to purchase the Selling Partner's Partnership Interest but one or more of such Offerees fails to tender its proportionate share of the purchase price therefor at the closing, then each tendering Partner(s) (other than an Affiliate of a non-tendering Partner) shall be provided an additional 30 days in which to tender payment for the portion of the Selling Partner's Partnership Interest (or pro rata share of such portion if there is more than one tendering Partner) that was to have been transferred to such non-tendering Partner. At any such closing, the Offeree(s) or its (their) designee(s) shall tender payment in cash to the Selling Partner, and the Selling Partner shall assign to the Offeree(s) or such designee(s) the Partnership Interest(s) to be sold, free and clear of all liens, claims and encumbrances, and shall execute such documents as may be necessary to effectuate the sale.

               (d) In the event that (i) no option to purchase granted pursuant to this Section 8.2 has been exercised on or prior to the 31st day after receipt of the Offer Notice, or (ii) the 90-day period shall elapse without the Offeree(s) or its (their) designee(s) as the case may be, having tendered payment (the first to occur of the events referred to in clauses (i) and (ii) being herein referred to as the "FREE TO SELL DATE"), then the Selling Partner shall have the right to sell its Partnership Interest (or portion thereof as specified in the Offer Notice) to a Third Party Purchaser at the price (or a greater price) specified in the Offer Notice and on other terms and conditions not materially more favorable to the purchaser than those set forth in the Offer Notice. The Selling Partner's right to sell its Partnership Interest to a Third Party Purchaser pursuant to this Section 8.2 shall expire and the provisions of this Section 8.2 shall be reinstated in the event that a Third Party Purchaser has not purchased such Partnership Interest (or portion thereof) within 90 days after the Free to Sell Date. Notwithstanding the foregoing in the event that all Offerees exercising the option to purchase the Selling Partner's Partnership Interest shall default in their obligations to consummate such purchase (provided that if all of the Offerees are Affiliates of each other, a default by one of the Offerees will be deemed a default by all of the Offerees for purposes of this sentence), the Selling Partner shall have a free right to sell its Partnership Interest (or portion thereof) for any price within 90 days after such default.

               (e) The Selling Partner shall retain whatever claims or remedies it may have in law or equity against the Offeree(s) in case such Offeree(s), elect(s) to purchase (or to cause a designee to purchase) and wrongfully fails to so purchase the Selling Partner's Partnership Interest. The Offeree(s) that tender(s) payment under the circumstances described in the proviso clause of subsection (c)(iii) of this Section 8.2 shall retain whatever claims or remedies it (they) may have in law or equity against the nontendering Offeree(s).

               (f) No notice may be given under this Section 8.2 while any purchase or transfer through liquidation or pursuant to Section 8.2 is pending under the provisions of this Agreement.

               (g) Notwithstanding the provisions of Section 8.2(c) above, in the event the Balazs LP desires to Transfer a portion of its Partnership interest to raise capital to fund any Construction Lien Costs in excess of $1,450,000, the Sonesta Partners as Offerees pursuant to Section 8.2(c) shall have a period of fifteen (15) days after the Offer Notice was given (instead of thirty (30) days) within which to exercise its right to purchase, and if the option is exercised, the closing of the purchase of the Selling Partner(s)' Partnership Interests shall occur within thirty (30) days after the date of the Offer Notice (instead of ninety (90) days).


                                   ARTICLE IX

                    DISSOLUTION, LIQUIDATION AND TERMINATION

          9.1 DISSOLUTION AND TERMINATION. (1) The Partnership shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following events (an "EVENT OF DISSOLUTION):

               (a) The transfer or sale by all of the General Partner(s) of their entire interests in the Partnership; the Bankruptcy, withdrawal or retirement of a General Partner (unless any remaining General Partner(s) elect(s) to continue the Partnership); or upon the occurrence of any other event which results in all of the General Partner(s) ceasing to be General Partners of the Partnership; or

               (b)  The expiration of the term of the Partnership pursuant to
Section 1.3 hereof; or

               (c) The election of the General Partner(s), in their sole discretion, to specify a date of dissolution prior to the date of expiration of the term of the Partnership specified in Section 1.3 hereof; or

               (d) The sale or transfer in accordance with the terms of this Agreement of the Real Property.

               (2) Except as otherwise set forth in this Section 9.1, dissolution shall be effective on the date of the Event of Dissolution, but the Partnership shall not terminate until the assets thereof have been distributed in accordance with the provisions of Section 9.4 hereof. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, the business, assets and affairs of the Partnership shall continue to be governed by this Agreement.

          9.2 LIQUIDATING TRUSTEE. Upon the occurrence of an Event of Dissolution, sole and plenary authority to effectuate the liquidation of the Partnership shall be vested in such Partner or other Person as shall be designated by the Sonesta GP, acting in good faith, and may be the Sonesta GP or one of its Affiliates (any such liquidating trustee who assumes such responsibility being referred to herein as the "LIQUIDATING TRUSTEE"). The Liquidating Trustee shall proceed diligently to wind up the affairs of the Partnership, liquidate the assets of the Partnership in an orderly and business-like manner consistent with obtaining the fair value thereof and distribute the assets of the Partnership in accordance with the provisions of
Section 9.4 hereof. Prior to such distribution of the Partnership's assets, the Liquidating Trustee shall continue to exploit the rights, activities and properties of the Partnership consistent with the sale or liquidation thereof, exercising in connection therewith all of the power and authority of the Partners as herein set forth.

          9.3 ACCOUNTING UPON DISSOLUTION AND TERMINATION. Upon the distribution of the assets of the Partnership in accordance with the provisions of Section 9.4, the Liquidating Trustee shall cause the Partnership's accountants to make a full and proper accounting of the assets, liabilities and operations of the Partnership, as of and through the date on which such distribution occurs.

          9.4 DISTRIBUTION OF ASSETS. As expeditiously as possible after the occurrence of an Event of Dissolution and the liquidation of the assets of the Partnership, the assets of the Partnership, including the proceeds of any such liquidation, shall be applied and distributed in the following order of priority:

               (a) first, to the payment of debts and liabilities of the Partnership and the expenses of liquidation;

               (b) second, to the setting up of such reserves as the Liquidating Trustee may reasonably deem necessary for any contingent liabilities of the Partnership; and

               (c) third, the balance, if any, to the Partners, in proportion to their positive Capital Account balances as of the date of such distribution, after giving effect to all contributions, distributions and allocations for all periods including without limitation the allocations made pursuant to Section 4.3(j).

          All saleable assets of the Partnership may be sold in connection with the liquidation of the Partnership at public or private sale and at such price and upon such terms as the Liquidating Trustee, in its sole discretion, may deem advisable. Any Partner and any Person in which any Partner is in any way interested may purchase assets at such sale. The Liquidating Trustee shall determine, in its sole discretion, which assets of the Partnership shall be liquidated through sale and which assets of the Partnership shall be distributed in kind. In the event that the Liquidating Trustee determines to make a distribution to Partners of any Partnership assets in kind, each such asset shall be transferred and conveyed to the Partners so as to vest in each Partner, as a tenant-in-common with all other Partners, an undivided interest in the whole of said asset equal to such Partner's distributive share, calculated in accordance with Section 9.4 hereof, and an adjustment shall be made to the Capital Accounts of the Partners to reflect the fair market value of each asset so distributed in kind.

                                    ARTICLE X

                    REPRESENTATIONS AND WARRANTIES; INDEMNITY

          10.1 REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER. The General Partner hereby represents and warrants to the other Partners that such General Partner: (i) has full right, power and authority to execute and deliver this Agreement and to perform each of its obligations hereunder; (ii) has duly executed and delivered this Agreement and has taken all action necessary to constitute this Agreement as its valid and binding obligation; (iii) is not subject to any restriction or agreement which prohibits or would be violated by the execution and delivery hereof or the consummation of the transactions contemplated herein or pursuant to which the consent of any third person, firm or corporation is required in order to give effect to the transactions contemplated herein.

          10.2 REPRESENTATIONS AND WARRANTIES OF THE LIMITED PARTNERS. Each Limited Partner hereby represents and warrants to the other Partners that such Limited Partner: (i) has full right, power and authority to execute and deliver this Agreement and to perform each of its obligations hereunder; (ii) has duly executed and delivered this Agreement and has taken all action necessary to constitute this Agreement as its valid and binding obligation; and (iii) is not subject to any restriction or agreement which prohibits or would be violated by the execution and delivery hereof or the consummation of the transactions contemplated herein or pursuant to which the consent of any third person, firm or corporation is required in order to give effect to the transactions contemplated herein.

          10.3 INDEMNIFICATION BY THE BALAZS PARTNERS. Subject to the provisions of Section 10.4 below, the Balazs Partners each hereby jointly and severally indemnify the Partnership and the other Partners and agree to defend and hold the Partnership and the other Partners harmless from and against any loss, liability, cost or expense (including reasonable attorneys' fees and court costs) arising from (i) any claims made by any partners of, or holders of beneficial interests in, Seller in connection with the Contract and the consummation of the transactions contemplated thereby, the Project or otherwise in connection with the operation of the Hotel and (ii) any business or operations of the Partnership conducted prior to the execution and delivery of this Agreement by the Sonesta Partners.

          10.4 NON-RECOURSE. Notwithstanding anything to the contrary set forth herein, except for the obligation of the Balazs Partners to repay the Balazs Lien Loan (with respect to which obligation the Balazs Partners are personally liable as set forth in Section 3.2(a) above), the liability of each Partner hereunder to the Partnership or any other Partner for its covenants, agreements, representations, warranties and undertakings shall be limited to its Partnership Interest, and each Partner hereby pledges its Partnership Interest to the others to secure its obligations to the Partners and the Partnership hereunder.
Neither the Balazs Partners, the Sonesta Partners, the Balazs Parent nor the Sonesta Parent shall have any personal liability whatsoever with respect to their covenants, agreements, representations, warranties and undertakings hereunder, except to the extent of their respective Partnership Interests in the Partnership.



                                   ARTICLE XI

                                     GENERAL

          11.1 POWER OF ATTORNEY, APPOINTMENT: Each Partner irrevocably constitutes and appoints each General Partner hereunder from time to time as its true and lawful attorney-in-fact, in its name, place and stead, to make, execute, acknowledge and file:

               (a) Any certificate or other instrument which may be required to be filed by the Partnership under the laws of the State of Delaware or any other jurisdiction in which the Partnership shall determine to do business, or by this Agreement, or which the General Partner(s) shall deem advisable to file; and

               (b) Such instruments or documents as may be required to effect the dissolution, liquidation or termination of the Partnership in accordance with the terms of this Agreement.

          11.2 POWER COUPLED WITH INTEREST; SURVIVAL. It is expressed, intended and understood that the foregoing power of attorney is coupled with an interest and shall survive the delivery of an assignment by any Partner of all or any part of its Partnership Interest.

          11.3 NOTICES. Every notice, consent or other communication required or permitted to be given by any provision of this Agreement shall be in writing. Each such notice, consent or other communication, required or permitted to be made hereunder, shall be deemed to have been duly and properly given, served or made if delivered personally or mailed, registered or certified mail, return receipt requested, postage and charges prepaid or if sent by telecopy with written confirmation of transmission and receipt, and addressed to the addresses of the Partners set forth on the first page of this Agreement.

          Copies of all notices to the Balazs LP and the Balazs GP shall be sent to Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, Telecopy: (212) 735-2001, Attention: Benjamin F. Needell, Esq.; and copies of all notices to Sonesta and the Sonesta GP shall be sent to Rogers & Wells, 200 Park Avenue, New York, New York 10166, Attention: Jeffrey H. Weitzman, Esq.

          Any notice, consent or other communication shall be deemed given or made on the date delivered, if delivered personally; or if mailed as aforesaid, upon receipt thereof; or if sent by telecopy as aforesaid, the business day next following the day such notice, consent or other communication is transmitted. Any Partner may change its address for purposes of this Section 11.3 by notice in writing given to each other Partner in the manner herein specified.

          11.4 FURTHER ASSURANCES. Each of the Partners hereby agrees to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents, and to take all such further action as may be required by law or deemed by any other Partner to be necessary or useful in furtherance of the Partnership's purposes and the objectives and intentions underlying this Agreement and not inconsistent with the terms hereof.

          11.5 ENTIRE AGREEMENT. This Agreement (including all Exhibits hereto) incorporates the entire agreement between the parties hereto with respect to the subject hereof.

          11.6 AMENDMENTS; WAIVER. This Agreement may not be amended or modified, except by a written instrument signed by all of the General Partner(s) and by Limited Partners holding at least seventy-five percent (75%) of the total Percentage Interests of all Limited Partners. No course of dealing or omission or delay on the part of any Partner in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the Partner to be charged therewith. No waiver of any breach or default under this Agreement shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

          11.7 GENDER AND NUMBER. Unless the context otherwise requires, when used herein, the singular in-cludes the plural and vice versa, and the masculine includes the feminine and neuter and vice versa.

          11.8 BENEFIT. This Agreement is binding upon and inures to the benefit of the parties hereto and, subject to the provisions hereof, their respective heirs, legal representatives, successors and permitted assigns.

          11.9 CAPTIONS. Captions are inserted for convenience only and shall not be given any legal effect.

          11.10 GOVERNING LAW. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of New York as and for contracts entered into and wholly performed within the State of New York, without reference to principles of conflicts of law.

          11.11 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          11.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          11.13 LIMITED PARTNER CONSENT. In all instances stated herein whereby the consent of the Limited Partner(s) is required, such consent must be obtained from the Limited Partner(s) acting by a majority in Partnership Interest, unless a greater percentage is specifically set forth herein.

          11.14 WAIVER OF ACTION FOR PETITION. Each of the parties hereto irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to any property of the Partnership.

          11.15 CONSENTS. In all instances stated herein whereby the consent of any Partner is required, such consent shall not be unreasonably withheld, delayed or conditioned. Each such consent shall be requested in writing, and shall reference the Section or provisions with respect to which the consent is being requested, and shall be executed by an authorized officer or agent of the Partner giving the consent. If any Partner fails to respond within thirty (30) days (or as may otherwise be provided herein) to a request for consent, such consent shall be deemed given. If a Partner notifies the other that it is withholding its consent, it shall give an explanation therefor.

          11.16 TIME PERIODS. Time periods and deadlines within which a decision must be made, a right must be exercised or an obligation must be performed shall not be of the essence as long as the party that would be adversely affected by strict enforcement of such time period has been acting reasonably and in good faith to try to observe such deadlines and time periods.

          11.17 ENFORCEMENT OF CONTRACTS WITH AFFILIATES. In the event that the Partnership enters into a contract with an Affiliate of the Balazs Parent, including the Contract, then the Sonesta GP shall have the sole right to enforce the Partnership's rights under such contract. Similarly, if the Partnership enters into a contract with an Affiliate of the Sonesta Parent, then the Balazs GP shall have the sole right to enforce the Partnership's rights under such contract. The party entitled to enforce any such contract on behalf of the Partnership will also be entitled to retain any damages or other amounts which are paid to the Partnership with respect to such enforcement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              GENERAL PARTNER:

                              HOTEL CORPORATION OF AMERICA



                              By: /S/
                                 -------------------------------
                                   Peter J. Sonnabend,
                                   Vice President

                              LIMITED PARTNERS:

                              MARMONT HOTEL GROUP, INC.


                              By: /S/
                                 -------------------------------
                                   Andre Balazs, President

                                  /S/
                              ----------------------------------
                              ANDRE BALAZS


                                   SONESTA SOHO INVESTMENT CORP.


                              By: /S/
                                 -------------------------------
                                   Peter J. Sonnabend,
                                   Vice President

                                    EXHIBIT A


ALL that certain plot, piece or parcel of land, situate, lying and being in the borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the northwesterly corner of Mercer and Prince streets;
and

RUNNING THENCE northwardly along the westerly side of Mercer Street, 99 feet 8 inches;

THENCE westwardly and parallel or nearly so with Prince Street, 75 feet 1-1/4 inches;

THENCE southwardly and parallel with Mercer Street, 6 inches;

THENCE westwardly and parallel or nearly so with Prince Street, 24 feet 7-3/4 inches;

THENCE southwardly and parallel or nearly so with Mercer Street, 98 feet 8-3/4 inches to the northerly side of Prince Street; and

THENCE eastwardly along said northerly side of Prince Street, 100 feet 1-1/2 inches to the point or place of BEGINNING.

                                    EXHIBIT B

                         INITIAL CAPITAL CONTRIBUTION      PERCENTAGE INTEREST
GENERAL PARTNER
---------------
  Sonesta GP                     $   75,006.52                    1%

LIMITED PARTNERS
----------------
  Balazs GP                      $      0                         1%
  Balazs LP                             0                        49%
  Sonesta                        $3,675,319.40

              [TO BE REVISED TO INCLUDE GRAHAM & JAMES LEGAL FEES]

                                    EXHIBIT C


                                ACQUISITION COSTS


Purchase Price                                    $ 3,000,000.00

Closing Adjustments (due to Seller)               $     8,914.45

Transfer Taxes
   New York State                                 $    12,708.00
   New York City                                  $    83,388.33

Total Title Premiums and Charges:
   -  Premium for Owners Policy                   $    19,519.00
   -  Premium for Non-Imputation
        Endorsement                               $     3,903.00
   -  Recording Charges                           $       325.00
   -  Survey Update                               $       300.00
   -  Municipal Searches                          $       175.00
   -  Gratuity                                    $       500.00

Lender Transaction Costs                          $     8,174.35

TOTAL ACQUISITION COSTS                           $ 3,137,907.13

                                    EXHIBIT D

Getnick & Getnick Legal Fees                             $    67,418.79
Skadden, Arps Legal Fees                                      25,000.00
Payment to Group 99, Inc. for
acquisition of (i) Civale &
Trovato lien and prepaid legal
fees to Ross & Cohen ($485,000)
and (ii) Du-Rite Construction
Co. lien ($35,000)                                           520,000.00
                                                             ----------
                                                         $   612,418.79